UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2008

Mesa Air Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 100
Phoenix, Arizona    85008
(Address of principal executive offices including zip code)

(602) 685-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

On August 5, 2008, Mesa Air Group, Inc. (the "Company" or "Mesa") issued a press release announcing that on August 1, 2008, Delta Air Lines, Inc. ("Delta") notified the Company of its election to immediately terminate the Delta Connection Agreement among Delta, the Company, and Mesa's wholly-owned subsidiary, Freedom Airlines, Inc. ("Freedom"), dated as of March 13, 2007 (as thereafter amended, the "CRJ900 Connection Agreement"). The notice states that Delta is terminating the CRJ900 Connection Agreement as a result of Freedom's alleged failure to maintain a specified on-time arrival rate with respect to its CRJ900 Delta Connection Flights during each of the four months of March, April, May, and June 2008, as well as Freedom's alleged failure, during the months of March, April, and June 2008 to maintain a specified completion rate. The notice issued by Delta is accompanied by a proposed temporary agreement pursuant to which Freedom would continue to provide CRJ900 Delta Connection services while the parties discuss the terms of a transition agreement.

As of August 2008, the Company operated seven (7) CRJ900 aircraft for Delta ("the Aircraft") pursuant to the CRJ900 Connection Agreement. The Company subleases the Aircraft from Delta for $1 per month per aircraft. Under the terms of the CRJ900 Connection Agreement, in exchange for performing the flight services and our other obligations under such agreement, the Company receives from Delta monthly compensation made up of a fixed monthly amount, plus certain additional amounts based upon number of block hours flown and departures during the month. Additionally, certain costs incurred by Freedom are pass-through costs, whereby Delta agrees to reimburse us for the actual amounts incurred for these items: landing fees, hull insurance, passenger liability costs, fuel costs, catering costs and property taxes.

The full text of the Company's press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
Exhibit	Description
99.1	Press release regarding termination notice, dated August 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 5, 2008

Mesa Air Group, Inc.

By: /s/ BRIAN S. GILLMAN

BRIAN S. GILLMAN
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release regarding termination notice, dated August 5, 2008 Also provided in PDF format as a courtesy.